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                                 EXHIBIT 21.1


SUBSIDIARIES OF THE REGISTRANT

                          State or Jurisdiction
Subsidiaries              of Incorporation
--------------------      ---------------------
IVI Checkmate Inc.        Georgia

IVI Checkmate Ltd.        Canada

National Transaction      Delaware
Network, Inc.

Plourde Computer          California
Services, Inc.

Debitek Holdings Ltd.     England/Wales